Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Varvara Alva	Meredith Payette
312-517-6460	312-517-6216
ir@gogoair.com	pr@gogoair.com

Gogo Announces Third Quarter 2017 Financial Results

•	Quarterly revenue of $173 million, up 17% from prior year
•	Alaska Airlines and LATAM Airlines select 2Ku for satellite in-flight connectivity
•	2Ku awards now exceed 1,900 across 14 airlines
•	2Ku installed on 416 aircraft as of October 31st, including 322 in 2017
•	Business Aviation launches Gogo AVANCE platform and introduces new global satellite service

CHICAGO, November 2, 2017 – Gogo (NASDAQ: GOGO), the leading global provider of broadband connectivity products and services for aviation, today announced its financial results for the quarter ended September 30, 2017.

Third Quarter 2017 Consolidated Financial Results

•	Revenue increased to $172.9 million, up 17% from Q3 2016. Service revenue increased to $153.3 million, up 19% from Q3 2016, due to a 10% increase in commercial aircraft online to 3,169, a 15% increase in ATG business aircraft online to 4,567, and increased customer usage across all segments.
•	Net loss increased to $45.3 million, a 36% increase from Q3 2016, and Adjusted EBITDA(1) decreased to $13.0 million, down 15% from Q3 2016. Excluding $4.5 million in charges related to write-downs of legacy product lines and the retirement of Gogo test aircraft, net loss increased to $40.8 million and Adjusted EBITDA increased to $17.5 million.
•	Capital expenditures increased to $68.5 million from $43.7 million in Q3 2016. Cash CapEx(1) increased to $53.1 million from $35.6 million in Q3 2016 due to the planned increase in success-based airborne equipment purchases during this period of heavy 2Ku installations.
•	Cash, cash equivalents and short-term investments were $410.9 million as of September 30, 2017. Gogo issued an additional $100.0 million of senior secured notes at 113% of par value on September 25, 2017 raising $110.0 million in net proceeds.

“With 2Ku installations accelerating, high bandwidth is arriving in North America and globally,” said Michael Small, Gogo’s President and CEO. “More bandwidth enables us to improve customer experience, engage more users, and offer new products and services.”

“North American satellite aircraft generated a robust $220,000 in annualized ARPA in our commercial aviation business with take rates increasing across our fleet,” said Barry Rowan, Gogo’s Executive Vice President and CFO. “We expect Adjusted EBITDA to increase substantially in Q4 2017 and in 2018 as we execute on our plan.”

Third Quarter 2017 Business Segment Financial Results

Commercial Aviation - North America (CA-NA)

CA-NA aircraft online increased to more than 2,800 aircraft in the quarter, of which approximately 9% utilize the satellite network. CA-NA Satellite ARPA grew to more than $220,000 on an annualized basis and CA-NA ATG ARPA was approximately $125,000 on an annualized basis. High bandwidth is rapidly arriving in North America with satellite equipment installations accelerating and our next generation ATG network on track for 2018 commercial availability.

•	Aircraft online reached 2,817, up 188 aircraft from September 30, 2016. As of September 30, 2017, CA-NA had approximately 900 awarded but not yet installed 2Ku aircraft of which 100 are net new aircraft.
•	Take rate reached 7.5%, up from 6.5% in Q3 2016 driven by an increase in passenger engagement from airline and third party paid offerings.
•	Total revenue increased to $95.7 million, up 6% from Q3 2016, driven primarily by more aircraft online.
•	Segment profit increased to $16.0 million, up 10% from Q3 2016, representing a 17% segment profit margin. Excluding $2.4 million in charges related to the write-down of a legacy product line and the retirement of Gogo test aircraft, segment profit margin would have been approximately 19% in Q3 2017.

Commercial Aviation - Rest of World (CA-ROW)

CA-ROW revenue doubled year-over-year for the third quarter in a row and ARPA grew 30% to approximately $226,000 on an annualized basis as passenger demand continued to grow, with take rate reaching 13.5% in Q3 2017. Sequentially, CA-ROW ARPA remained flat as growth in ARPA on existing aircraft was offset by lower ARPA on newly installed fleets.

•	Aircraft online reached 352, up 96 aircraft from September 30, 2016. CA-ROW currently has approximately 680 net new 2Ku awarded but not yet installed aircraft including the 100 aircraft recently awarded by LATAM Airlines.
•	Total revenue increased to $16.6 million, up 119% from Q3 2016, driven primarily by higher ARPA and an increase in aircraft online.
•	Segment loss increased to $24.1 million from $19.9 million in Q3 2016, but improved by more than $7.0 million from Q2 2017. The sequential improvement was driven by lower spend on OEM programs in the quarter and increased utilization of satellite network capacity.

Business Aviation (BA)

BA service revenue grew 30% year-over-year to $43.2 million with demand continuing to build for ATG systems across customer segments. In the quarter, BA ATG aircraft online increased to 4,567, up 15% year-over-year with ATG average monthly ARPA rising 13% to $2,874. As of September 30, 2017, BA had more than 10,000 narrowband satellite and ATG systems online.

•	Equipment revenue increased to $17.3 million, up 11% from Q3 2016.
•	Total segment revenue increased to $60.5 million, up 24% from Q3 2016.
•	Segment profit increased to $21.3 million, up 3% from Q3 2016, representing a 35% segment profit margin. Excluding a $2.1 million charge related to the write-down of a legacy product line, segment profit margin would have been approximately 39% in Q3 2017, down from 42% in Q3 2016. Segment profit was also impacted by increased support from engineering, design and development as well as sales and marketing for new market and technology launches.

Recent Developments

•	Alaska Airlines selected 2Ku for in-flight connectivity on more than 200 of its existing Boeing and Airbus aircraft and 50 additional aircraft which include replacement of a competitor’s systems. Installations will begin in the first half of 2018 and be completed by early 2020.
•	LATAM Airlines Brazil selected 2Ku for in-flight connectivity on 100 of its A320 aircraft. The inflight connectivity service will begin in the first half of 2018 with full roll-out expected to be completed in the first half of 2019.
•	Gogo conducted the first successful test flight on its Next Generation ATG network and began nationwide network rollout. Our Next Generation ATG network is on track for 2018 commercial availability.
•	Gogo announced Gogo Vision Touch, its new product line to be initially launched on Delta Air Lines. Gogo Vision Touch delivers in-flight entertainment wirelessly to a seat back screen, enabling a low cost, light weight solution and disrupting the legacy in-flight entertainment market.
•	Gogo Business Aviation’s AVANCE L5 system, formerly Gogo Biz 4G, was selected by Dassault Aviation and Embraer as a factory option on a number of their new production aircraft. Gogo AVANCE seamlessly integrates connectivity and entertainment offerings, smart cabin control, and connected aircraft applications into one highly configurable technology platform.
•	Gogo Business Aviation announced a global high throughput satellite solution for business aircraft. The service is expected to be available in the second half of 2018.

Business Outlook

For the full year ending December 31, 2017, the Company expects:

•	2Ku installations of 450 to 550
•	Total revenue at the high end of the $670 million to $695 million guidance range
•	Adjusted EBITDA at the low end of the $60 million to $75 million guidance range, excluding $4.5 million in charges incurred in Q3 2017
•	Gross capital expenditures of $290 million to $330 million. Cash CapEx at the low end of the $230 million to $260 million guidance range, of which approximately 70% is related to success-based airborne equipment purchases.

Gogo reaffirms all long-term guidance previously provided in the fourth quarter 2016 earnings press release.

(1)	See Non-GAAP Financial Measures below

Conference Call

The third quarter conference call will be held on November 2nd, 2017 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the company’s website at http://ir.gogoair.com. Participants can also access the call by dialing (844) 464-3940 (within the United States and Canada) or (765) 507-2646 (international dialers) and entering conference ID number 99717327.

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA and Cash CapEx in the supplemental tables below. Management uses Adjusted EBITDA and Cash CapEx for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies. Adjusted EBITDA and Cash CapEx are not recognized measurements under accounting principles generally accepted in the United States, or GAAP, and when analyzing our performance with Adjusted EBITDA or liquidity with Cash CapEx, as applicable, investors should (i) evaluate each adjustment in our reconciliation to net loss attributable to common stock, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA in addition to, and not as an alternative to, net loss attributable to common stock as a measure of operating results, and (iii) use Cash CapEx in addition to, and not as an alternative to, consolidated capital expenditures when evaluating our liquidity. No reconciliation of the forecasted range for Adjusted EBITDA for fiscal 2017 is included in this release because we are unable to quantify certain amounts that would be required to be included in the corresponding GAAP measure without unreasonable efforts and we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. In particular, we are not able to provide a reconciliation for the forecasted range of Adjusted EBITDA due to variability in the timing of aircraft installations and deinstallations impacting depreciation expense and amortization of deferred airborne leasing proceeds.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the loss of, or failure to realize benefits from, agreements with our airline partners or any failure to renew any existing agreements upon expiration or termination; the failure to maintain airline satisfaction with our equipment or our service; any inability to timely and efficiently deploy our 2Ku service or develop and deploy our next-generation ATG solution or other components of our technology roadmap for any reason, including regulatory delays or failures, or delays on the part of any of our suppliers, some of whom are single source, or the failure by our airline partners to roll out equipment upgrades, new services or adopt new technologies in order to support increased network capacity demands; the timing of deinstallation of our equipment from aircraft, including deinstallations resulting from aircraft retirements and other deinstallations permitted by certain airline contract provisions; the loss of relationships with original equipment manufacturers or dealers; our ability to develop or purchase ATG and satellite network capacity sufficient to accommodate current and expected growth in passenger demand in North America and internationally as we expand; our reliance on third-party suppliers, some of whom are single source, for satellite capacity and other services and the equipment we use to provide services to commercial airlines and their passengers and business aviation customers; unfavorable economic conditions in the airline industry and/or the economy as a whole; our ability to expand our international or domestic operations, including our ability to grow our business with current and potential future airline partners; an inability to compete effectively with other current or future providers of in-flight connectivity services and other products and services that we offer, including on the basis of price, service performance and line-fit availability; our ability to successfully develop and monetize new products and services such as Gogo Vision and Gogo TV, including those that were recently released, are currently being offered on a limited or trial basis, or are in various stages of development; our ability to certify and install our equipment and deliver our products and services, including newly developed products and services, on schedules consistent with our contractual commitments to customers; the failure of our equipment or material defects or errors in our software resulting in recalls or substantial warranty claims; a revocation of, or reduction in, our right to use licensed spectrum, the availability of other air-to-ground spectrum to a competitor or the repurposing by a competitor of other spectrum for air-to-ground use; our use of open source software and licenses; the effects of service interruptions or delays, technology failures and equipment failures or malfunctions arising from defects or errors in our software or defects in or damage to our equipment; the limited operating history of our CA-ROW segment; contract changes and implementation issues resulting from decisions by airlines to transition from the retail model to the airline directed model; increases in our projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll-out of our technology roadmap or our international expansion; compliance with U.S. and foreign government regulations and standards, including those related to regulation of the Internet, including e-commerce or online video distribution changes, and the installation and operation of satellite equipment and our ability to obtain and maintain all necessary regulatory approvals to install and operate our equipment in the United States and foreign jurisdictions; our, or our technology suppliers’, inability to effectively innovate; costs associated with defending pending or future intellectual property infringement and other litigation or claims; our ability to protect our intellectual property; breaches of the security of our information technology network, resulting in unauthorized access to our customers’ credit card information or other personal information; any negative outcome or effects of future litigation; our substantial indebtedness; limitations and restrictions in the agreements governing our indebtedness and our ability to service our indebtedness; our ability to obtain additional financing on acceptable terms or at all; fluctuations in our operating results; our ability to attract and retain customers and to capitalize on revenue from our platform; the demand for and market acceptance of our products and services; changes or developments in the regulations that apply to us, our business and our industry, including changes or developments affecting the ability of passengers or airlines to use our in-flight connectivity services, including the recent U.S. and U.K. bans on the use of certain personal devices such as laptops and tablets on certain aircraft flying certain routes; a future act or threat of terrorism, cyber-security attack or other events that could result in adverse regulatory changes or developments as referenced above, or otherwise adversely affect our business and industry; our ability to attract and retain qualified employees, including key personnel; the effectiveness of our marketing and advertising and our ability to maintain and enhance our brands; our ability to manage our growth in a cost-effective manner and integrate and manage acquisitions; compliance with anti-corruption laws and regulations in the jurisdictions in which we operate, including the Foreign Corrupt Practices Act and the (U.K.) Bribery Act 2010; restrictions on the ability of U.S. companies to do business in foreign countries, including, among others, restrictions imposed by the U.S. Office of Foreign Assets Control; difficulties in collecting accounts receivable; our ability to successfully implement our new enterprise resource planning system and other improvements to systems and procedures needed to support our growth.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission on February 27, 2017 and in our quarterly report on Form 10-Q for the quarter ended March 31, 2017 as filed with the SEC on May 4, 2017.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is the in-flight internet company. We are the leading global provider of broadband connectivity products and services for aviation. We design and source innovative network solutions that connect aircraft to the Internet, and develop software and platforms that enable customizable solutions for and by our aviation partners. Once connected, we provide industry leading reliability around the world. Our mission is to help aviation go farther by making planes fly smarter, so our aviation partners perform better and their passengers travel happier.

You can find Gogo’s products and services on thousands of aircraft operated by the leading global commercial airlines and thousands of private aircraft, including those of the largest fractional ownership operators. Gogo is headquartered in Chicago, IL with additional facilities in Broomfield, CO and locations across the globe. Connect with us at gogoair.com.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue:
Service revenue	$153,347	$129,099	$453,918	$375,406
Equipment revenue	19,527	18,168	57,162	61,146

Total revenue	172,874	147,267	511,080	436,552

Operating expenses:
Cost of service revenue (exclusive of items shown below)	67,854	56,365	201,794	164,615
Cost of equipment revenue (exclusive of items shown below)	15,326	10,527	41,623	36,752
Engineering, design and development	31,313	25,835	103,262	72,201
Sales and marketing	16,294	14,874	47,253	46,366
General and administrative	24,064	21,661	70,162	65,038
Depreciation and amortization	35,824	26,779	96,821	76,042

Total operating expenses	190,675	156,041	560,915	461,014

Operating loss	(17,801)	(8,774)	(49,835)	(24,462)

Other (income) expense:
Interest income	(683)	(852)	(1,999)	(1,064)
Interest expense	27,585	24,848	81,754	58,701
Loss on extinguishment of debt	—	—	—	15,406
Adjustment of deferred financing costs	—	—	—	(792)
Other (income) expense	228	34	322	(137)

Total other expense	27,130	24,030	80,077	72,114

Loss before income taxes	(44,931)	(32,804)	(129,912)	(96,576)
Income tax provision	350	469	945	997

Net loss	$(45,281)	$(33,273)	$(130,857)	$(97,573)

Net loss attributable to common stock per share—basic and diluted	$(0.57)	$(0.42)	$(1.65)	$(1.24)

Weighted average number of shares—basic and diluted	79,543	79,003	79,340	78,864

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$222,378	$117,302
Short-term investments	188,496	338,477

Total cash, cash equivalents and short-term investments	410,874	455,779
Accounts receivable, net of allowances of $729 and $499, respectively	112,029	73,743
Inventories	48,621	50,266
Prepaid expenses and other current assets	20,414	24,942

Total current assets	591,938	604,730

Non-current assets:
Property and equipment, net	614,311	519,810
Intangible assets, net	90,661	85,175
Goodwill	620	620
Long-term restricted cash	6,873	7,773
Other non-current assets	58,508	28,088

Total non-current assets	770,973	641,466

Total assets	$1,362,911	$1,246,196

Liabilities and Stockholders’ deficit
Current liabilities:
Accounts payable	$23,845	$31,689
Accrued liabilities	148,264	132,055
Accrued airline revenue share	16,714	15,521
Deferred revenue	39,062	32,722
Deferred airborne lease incentives	39,071	36,277
Current portion of capital leases	2,149	2,799

Total current liabilities	269,105	251,063

Non-current liabilities:
Long-term debt	995,546	800,715
Deferred airborne lease incentives	121,588	135,879
Deferred tax liabilities	9,001	8,264
Other non-current liabilities	123,198	90,668

Total non-current liabilities	1,249,333	1,035,526

Total liabilities	1,518,438	1,286,589

Stockholders’ deficit
Common stock	9	9
Additional paid-in-capital	893,713	879,135
Accumulated other comprehensive loss	(1,018)	(2,163)
Accumulated deficit	(1,048,231)	(917,374)

Total stockholders’ deficit	(155,527)	(40,393)

Total liabilities and stockholders’ deficit	$1,362,911	$1,246,196

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Nine Months Ended September 30,
	2017	2016
Operating activities:
Net loss	$(130,857)	$(97,573)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	96,821	76,042
Loss on asset disposals, abandonments and write-downs	7,540	1,619
Deferred income taxes	737	630
Stock-based compensation expense	15,007	12,986
Loss of extinguishment of debt	—	15,406
Amortization of deferred financing costs	2,718	2,981
Accretion and amortization of debt discount and premium	13,872	12,940
Adjustment of deferred financing costs	—	(792)
Changes in operating assets and liabilities:
Accounts receivable	(38,130)	6,874
Inventories	1,645	(14,653)
Prepaid expenses and other current assets	4,928	(18,106)
Accounts payable	(1,246)	2,174
Accrued liabilities	20,521	2,750
Deferred airborne lease incentives	11,722	8,635
Deferred revenue	11,080	19,690
Deferred rent	336	317
Accrued airline revenue share	1,169	1,525
Accrued interest	(17,742)	16,025
Other non-current assets and liabilities	(4,330)	(4,322)

Net cash provided by (used in) operating activities	(4,209)	45,148

Investing activities:
Proceeds from the sale of property and equipment	—	84
Purchases of property and equipment	(190,479)	(107,108)
Acquisition of intangible assets—capitalized software	(23,759)	(21,586)
Purchases of short-term investments	(213,651)	(278,961)
Redemptions of short-term investments	363,632	159,727
Other, net	(2,486)	136

Net cash used in investing activities	(66,743)	(247,708)

Financing activities:
Proceeds from the issuance of senior secured notes	181,843	525,000
Payments on amended and restated credit agreement	—	(310,132)
Payment of issuance costs	(3,602)	(10,610)
Payments on capital leases	(2,340)	(1,875)
Stock-based compensation activity	(429)	43

Net cash provided by financing activities	175,472	202,426

Effect of exchange rate changes on cash	556	(378)

Increase (decrease) in cash and cash equivalents	105,076	(512)
Cash and cash equivalents at beginning of period	117,302	147,342

Cash and cash equivalents at end of period	$222,378	$146,830

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

Commercial Aviation North America

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Aircraft online (at period end)	2,817	2,629	2,817	2,629

Total aircraft equivalents (average during the period)	2,859	2,663	2,816	2,599
Satellite	252	55	201	55
ATG	2,607	2,608	2,615	2,544

Average monthly service revenue per aircraft equivalent (ARPA) (in thousands)	$11.1	$11.1	$11.6	$11.3
Satellite (in thousands)	$18.4	—	$19.1	—
ATG (in thousands)	$10.4	—	$11.0	—

Gross passenger opportunity (GPO) (in thousands)	110,792	108,351	314,880	298,812
Total average revenue per session (ARPS)	$10.49	$11.46	$10.83	$12.43
Connectivity take rate	7.5%	6.5%	7.8%	6.4%

Commercial Aviation Rest of World

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Aircraft online (at period end)	352	256	352	256
Aircraft equivalents (average during the period)	295	209	250	193
ARPA (in thousands)	$18.8	$14.5	$18.3	$12.8

•	Aircraft online. We define aircraft online as the total number of commercial aircraft on which our equipment is installed and service has been made commercially available as of the last day of each period presented. We assign aircraft to CA-NA or CA-ROW at the time of contract signing as follows: (i) all aircraft operated by North American airlines and under contract for ATG or ATG-4 service are assigned to CA-NA, (ii) all aircraft operated by North American airlines and under a contract for satellite service are assigned to CA-NA or CA-ROW based on whether the routes flown by such aircraft under the contract are anticipated to be predominantly within or outside of North America at the time the contract is signed, and (iii) all aircraft operated by non-North American airlines and under a contract are assigned to CA-ROW.

•	Aircraft equivalents. We define aircraft equivalents for a segment as the number of commercial aircraft online (as defined above) multiplied by the percentage of flights flown by such aircraft within the scope of that segment, rounded to the nearest whole aircraft and expressed as an average of the month end figures for each month in the period. This methodology takes into account the fact that during a particular period certain aircraft may fly routes outside the scope of the segment to which they are assigned for purposes of the calculation of aircraft online.

•	Average monthly service revenue per aircraft equivalent (“ARPA”). We define ARPA as the aggregate service revenue plus monthly service fees, some of which are reported as a reduction to cost of service revenue for that segment for the period divided by the number of months in the period, and further divided by the number of aircraft equivalents (as defined above) for that segment during the period. Satellite ARPA is calculated based on satellite revenue and satellite aircraft equivalents, within that segment. ATG ARPA is calculated based on ATG revenue and ATG aircraft equivalents.

•	Gross passenger opportunity (“GPO”). We define GPO as the aggregate number of passengers who board commercial aircraft on which Gogo service has been available at any time during the period presented. When actual passenger counts are available directly from our airline partners, we aggregate such counts across flights on Gogo-equipped aircraft. When not available directly from our airline partners, we estimate GPO. Estimated GPO is calculated by first estimating the number of flights occurring on each Gogo-equipped aircraft, then multiplying by the number of seats on that aircraft, and finally multiplying by a seat factor that is determined from historical information provided to us in arrears by our airline partners. The estimated number of flights is derived from real-time flight information provided to our front-end systems by Air Radio Inc. (ARINC), direct airline feeds and supplementary third-party data sources. These aircraft-level estimates are then aggregated with any available airline-provided passenger counts to obtain total GPO.

•	Total average revenue per session (“ARPS”). We define ARPS as revenue from Passenger Connectivity, excluding non-session related revenue, divided by the total number of sessions during the period. A session, or a “use” of Passenger Connectivity, is defined as the use by a unique passenger of Passenger Connectivity on a flight segment. Multiple logins or purchases under the same user name during one flight segment count as only one session.

•	Connectivity take rate. We define connectivity take rate as the number of sessions during the period expressed as a percentage of GPO. Included in our connectivity take-rate calculation are sessions for which we did not receive revenue, including those provided pursuant to free promotional campaigns and, to a lesser extent, as a result of complimentary passes distributed by our customer service representatives for unforeseen technical issues. For the periods listed above, the number of sessions for which we did not receive revenue was not material.

Business Aviation

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Aircraft online (at period end)
Satellite	5,474	5,473	5,474	5,473
ATG	4,567	3,974	4,567	3,974
Average monthly service revenue per aircraft online
Satellite	$235	$211	$232	$217
ATG	2,874	2,535	2,848	2,521
Units Sold
Satellite	116	126	303	367
ATG	210	165	596	558
Average equipment revenue per unit sold (in thousands)
Satellite	$38	$45	$42	$44
ATG	58	54	55	57

•	Satellite aircraft online. We define satellite aircraft online as the total number of business aircraft for which we provide satellite services as of the last day of each period presented.

•	ATG aircraft online. We define ATG aircraft online as the total number of business aircraft for which we provide ATG services as of the last day of each period presented.

•	Average monthly service revenue per satellite aircraft online. We define average monthly service revenue per satellite aircraft online as the aggregate satellite service revenue for the period divided by the number of months in the period, divided by the number of satellite aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Average monthly service revenue per ATG aircraft online. We define average monthly service revenue per ATG aircraft online as the aggregate ATG service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Units sold. We define units sold as the number of satellite or ATG units for which we recognized revenue during the period. In the three and nine months ended September 30, 2017, we recognized revenue on four and seven Gogo Biz 4G units, respectively, that were previously deferred.

•	Average equipment revenue per satellite unit sold. We define average equipment revenue per satellite unit sold as the aggregate equipment revenue earned from all satellite units sold during the period, divided by the number of satellite units sold.

•	Average equipment revenue per ATG unit sold. We define average equipment revenue per ATG unit sold as the aggregate equipment revenue from all ATG units sold during the period, divided by the number of ATG units sold.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Revenue and Segment Profit (Loss)(1)

(in thousands, Unaudited)

	For the Three Months Ended September 30, 2017
	CA-NA	CA-ROW	BA
Service revenue	$94,436	$15,687	$43,224
Equipment revenue	1,291	953	17,283

Total revenue	$95,727	$16,640	$60,507

Segment profit (loss)	$15,966	$(24,110)	$21,329

	For the Three Months Ended September 30, 2016
	CA-NA	CA-ROW	BA
Service revenue	$88,534	$7,235	$33,330
Equipment revenue	2,191	360	15,617

Total revenue	$90,725	$7,595	$48,947

Segment profit (loss)	$14,509	$(19,924)	$20,655

	For the Nine Months Ended September 30, 2017
	CA-NA	CA-ROW	BA
Service revenue	$290,260	$38,243	$125,415
Equipment revenue	5,234	2,756	49,172

Total revenue	$295,494	$40,999	$174,587

Segment profit (loss)	$43,316	$(82,068)	$72,646

	For the Nine Months Ended September 30, 2016
	CA-NA	CA-ROW	BA
Service revenue	$261,751	$17,213	$96,442
Equipment revenue	8,708	731	51,707

Total revenue	$270,459	$17,944	$148,149

Segment profit (loss)	$46,966	$(62,945)	$59,895

(1)	Segment profit (loss) is defined as net income (loss) attributable to common stock before interest expense, interest income, income taxes, depreciation and amortization, certain non-cash charges (including amortization of deferred airborne lease incentives and stock compensation expense) and other income (expense).

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Service Revenue(1)

(in thousands, Unaudited)

	For the Three Months Ended September 30,
	2017	2016
CA-NA	$37,738	$36,696
BA	10,090	8,374
CA-ROW	20,026	11,295

Total	$67,854	$56,365

	For the Nine Months Ended September 30,
	2017	2016
CA-NA	$112,439	$107,067
BA	29,476	25,691
CA-ROW	59,879	31,857

Total	$201,794	$164,615

(1) Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Equipment Revenue(1)

(in thousands, Unaudited)

	For the Three Months Ended September 30,
	2017	2016
CA-NA	$1,065	$1,526
BA	13,414	8,820
CA-ROW	847	181

Total	$15,326	$10,527

	For the Nine Months Ended September 30,
	2017	2016
CA-NA	$5,646	$8,335
BA	33,651	27,986
CA-ROW	2,326	431

Total	$41,623	$36,752

(1) Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Adjusted EBITDA:
Net loss attributable to common stock (GAAP)	$(45,281)	$(33,273)	$(130,857)	$(97,573)
Interest expense	27,585	24,848	81,754	58,701
Interest income	(683)	(852)	(1,999)	(1,064)
Income tax provision	350	469	945	997
Depreciation and amortization	35,824	26,779	96,821	76,042

EBITDA	17,795	17,971	46,664	37,103
Stock-based compensation expense	5,283	5,000	15,007	12,986
Amortization of deferred airborne lease incentives	(10,121)	(7,765)	(28,099)	(20,650)
Loss on extinguishment of debt	—	—	—	15,406
Adjustment of deferred financing costs	—	—	—	(792)

Adjusted EBITDA	$12,957	$15,206	$33,572	$44,053

Cash CAPEX:
Consolidated capital expenditures (GAAP) (1)	$(68,495)	$(43,653)	$(214,238)	$(128,694)
Change in deferred airborne lease incentives (2)	5,351	330	8,856	8,674
Amortization of deferred airborne lease incentives (2)	10,077	7,697	27,994	20,458

Cash CAPEX	$(53,067)	$(35,626)	$(177,388)	$(99,562)

(1)	See unaudited condensed consolidated statements of cash flows.
(2)	Excludes deferred airborne lease incentives and related amortization associated with STCs for the three and nine-month periods ended September 30, 2017 and 2016 as STC costs are expensed as incurred as part of Engineering, Design and Development.

	For the Year Ending December 31, 2017
Cash CapEx Guidance:	Low	High
Consolidated capital expenditures (GAAP)	$(290,000)	$(330,000)
Deferred airborne lease incentives	60,000	70,000

Cash CapEx	$(230,000)	$(260,000)

Definition of Non-GAAP Measures

EBITDA represents net income (loss) attributable to common stock before income taxes, interest income, interest expense, depreciation expense and amortization of other intangible assets.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense, (ii) amortization of deferred airborne lease incentives (iii) loss on extinguishment of debt and (iv) adjustment of deferred financing costs. Our management believes that the use of Adjusted EBITDA eliminates items that, management believes, have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe the exclusion of stock-based compensation expense from Adjusted EBITDA is appropriate given the significant variation in expense that can result from using the Black-Scholes model to determine the fair value of such compensation. The fair value of our stock options is determined using the Black-Scholes model and varies based on fluctuations in the assumptions used in this model, including inputs that are not necessarily directly related to the performance of our business, such as the expected volatility, the risk-free interest rate and the expected life of the options. Therefore, we believe the exclusion of this cost provides a clearer view of the operating performance of our business. Further, stock option grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe the exclusion of the amortization of deferred airborne lease incentives from Adjusted EBITDA is useful as it allows an investor to view operating performance across time periods in a manner consistent with how management measures segment profit and loss (see Note 14, “Business Segments and Major Customers,” for a description of segment profit (loss) in our unaudited condensed consolidated financial statements). Management evaluates segment profit and loss in this manner, excluding the amortization of deferred airborne lease incentives, because such presentation reflects operating decisions and activities from the current period, without regard to the prior period decision or the form of connectivity agreements. See “—Key Components of Consolidated Statements of Operations—Cost of Service Revenue—Commercial Aviation North America and Rest of World” in our 2016 10-K for a discussion of the accounting treatment of deferred airborne lease incentives.

We believe it is useful to an understanding of our operating performance to exclude the loss on extinguishment of debt and adjustment of deferred financing costs from Adjusted EBITDA because of the non-recurring nature of these charges.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Cash CAPEX represents capital expenditures net of airborne equipment proceeds received from the airlines and incentives paid to us by landlords under certain facilities leases. We believe Cash CAPEX provides a more representative indication of our liquidity requirements with respect to capital expenditures, as under certain agreements with our airline partners we are reimbursed for all or a substantial portion of the cost of our airborne equipment, thereby reducing our cash capital requirements.